Exhibit 10.20

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Share contribution agreement

Synimmune GmbH

Document register no. 3009/2023 AG

of Hamburg notary Dr. Alexander Gebele

Document register no. 3009/2023 AG

File: 23-08305/AG/MCW

3069421

Negotiated

in the Free and Hanseatic City of
Hamburg on Friday, December 8, 2023.

Before me, Hamburg notary
Dr. Alexander Gebele,

appeared in my office at Ballindamm 40, 20095 Hamburg:

(1)	Mr. Marius Tauermann,
born on May 24, 1991, business address: Weitnauer Rechtsanwälte Steuerberater PartG mbB, Ohmstraße 22, 80802 Munich, identified by a valid German passport,

not acting on its own behalf, but — without assuming any personal liability — on the basis of the power of attorney dated December 5, 2023, a copy of which was available at the time of notarization, on behalf of

Synimmune Biotech AG

with its registered office in Vaduz (Principality of Liechtenstein),

address: c/o Kranz Treuhand AG, Austrasse 49, 9490 Vaduz,

registered in the Commercial Register of the Principality of Liechtenstein under registration number FL-0002.361.170-8,

(2)	Ms. Marietheres Beier,

born on July 24, 1995,

business address: Notare am Ballindamm, Ballindamm 40, 20095 Hamburg, known personally,

not acting on her own behalf, but — without assuming any personal liability — on the basis of the power of attorney dated December 8, 2023, a copy of which was available at the time of notarization, for

KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R

with its registered office in Frankfurt am Main,

Address: Bonn branch, Ludwig-Erhard-Platz 1-3, 53179 Bonn,

(3)	Ms. Mariana Wendt,
born on March 8, 1999, business address: Notare am Ballindamm, Ballindamm 40, 20095 Hamburg, known personally,

not acting on her own behalf, but — without assuming any personal liability — on the basis of the powers of attorney/sub-powers of attorney, copies of which were available at the time of notarization, on behalf of

(a)	Mr. Martin F. Dettling, born on May 7, 1944, residing at: Kempfhofweg 10, CH-8049 Zurich,

(b)	Mr. Kurt Bernhard-Cove, born on January 30, 1961, residing at: Schlosserrainstrasse 13, CH-8707 Uetikon am See,

(c)	VV-Management AG,
with its registered office in Kirchberg, address: Tüfrüti 1726, CH-9533 Kirchberg, registered in the Swiss Commercial Register under CHE- 385.795.148,

(d)	Mr. Alain Dettling,
born on August 9, 1974, residing at Alte Landstrasse 12, CH-8802 Kilchberg,

(e)	Ms. Gerda Siebenschein,
born on August 6, 1951, residing at Oberwiesenweg 6, CH-5436 Würenlos,

(f)	Xlife Science AG, as shareholder of the party referred to in (1), with its registered office in Zurich, address: Talacker 35, CH-8001 Zurich, Switzerland, registered in the Swiss Commercial Register under CHE-330.279.788,

(g)	Dardo Investment Partners GZE,
with its registered office in Dubai, address: Rakia Building Al Hamra, 86489 Ras Al Khaimah, United Arab Emirates, Registered in the United Arab Emirates Commercial Register under RAKIA02FZ301080921,

(h)	Akira Holding AG,
with its registered office in Zumikon, address: Dorfstrasse 93, CH-8126 Zumikon, registered in the Swiss Commercial Register under CHE-479.479.610,

(i)	Mr. Gilbert Edgar Schöni, as shareholder of the party (1), born on August 29, 1961, residing at: Rakia Building Al Hamra, Al-Jazeera Al-Hamra, P.O. Box 86489, Ras Al Khaimah, United Arab Emirates,

(j)	Mr. David Lukas Deck, as shareholder of the party (1), born on June 3, 1971, residing at: 25 BD de Belgique, MC-98000 Monaco,

(4)	Dr. Fred Wendt,
born on March 1, 1965, Business address: Flick Gocke Schaumburg Rechtsanwälte Wirtschaftsprüfer Steuerberater Partnerschaft mbB, Hohe Bleichen 12, 20354 Hamburg, known personally,

not acting on his own behalf, but — without assuming any personal liability — on the basis of the powers of attorney, copies of which were available at the time of notarization, for

(a)	Mr. Gilbert Edgar Schöni, as shareholder of the party (4(e)), born on August 29, 1961, residing at: Rakia Building Al Hamra, Al-Jazeera Al-Hamra, P.O. Box 86489, Ras Al Khaimah, United Arab Emirates,

(b)	Mr. David Lukas Deck, as shareholder of the party (4(e)), born on June 3, 1971, residing at: 25 BD de Belgique, MC-98000 Monaco,

(c)	Xlife Science AG, as shareholder of the party (4(e)), with its registered office in Zurich, address: Talacker 35, CH-8001 Zurich, registered in the Swiss Commercial Register under CHE-330.279.788,

(d)	EMBL Enterprise Management Technology Transfer GmbH,
with its registered office in Heidelberg, address: Boxbergring 107, 69126 Heidelberg, registered in the commercial register of the Mannheim Local Court under HRB 336336,

(e)	Veraxa Biotech AG,
with its registered office in Zurich, address: Talacker 35, CH-8001 Zurich, registered in the Swiss Commercial Register under CHE-191.735.923,

(f)	European Molecular Biology Laboratory,
with its registered office in Heidelberg, address: Meyerhofstrasse 1, 69117 Heidelberg.

The parties involved stated that they were acting on their own account or on behalf of those they represent. They declared that none of the parties involved or their beneficial owners were or are politically exposed persons, family members of such persons, or persons known to be close to such persons (in each case within the meaning of the GwG).

Copies of powers of attorney must be submitted in the original. The notary will only arrange for the document to be executed once all originals have been received.

Those present declared for the record:

Insofar as the deed refers to appendices and/or attachments that are not directly attached to this deed, these are contained in the reference deed (UVZ No. 3008/2023 AG of the certifying notary). The original of this reference deed was available at today’s hearing. Its content is known. It is made the subject of this record. Reference is made to this in accordance with § 13 a BeurkG. The parties waive the right to have the reference deed read out again and attached to this deed.

Share contribution agreement

between

Synimmune Biotech AG	(SBAG or the Main Investor)

FL-0002.361.170-8

c/o Kranz Treuhand AG, Austrasse 49, 9490 Vaduz, Principality of Liechtenstein,

and

KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R	(KFW)

with its registered office in Frankfurt am Main

Bonn branch

Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

(SBAG and KFW together as the Investors, each an Investor)

and

exclusively with regard to SECTION 11,

the persons listed in Appendix A	(the Joining SBAG Shareholders, each a Joining SBAG Shareholder)

and

David Lukas Deck	(DLD)

25 BD de Belqique, 98000 Monaco, Monaco

and

Share contribution agreement

Gilbert Edgar Schöni	(GES)

born on August 29, 1961

Rakia Building Al Hamra, Al-Jazeera Al-Hamra, P.O. Box 86489, Ras al Khaimah, United Arab Emirates

and

EMBL Enterprise Management Technology Transfer GmbH	(EMBL-EMTT)

HRB 336336

Boxbergring 107, 69126 Heidelberg, Germany,

and

European Molecular Biology Laboratory	(EMBL)

Intergovernmental Organization

Meyerhofstrasse 1, 69117 Heidelberg, Germany,

and

Xlife Sciences AG	(Xlife)

CHE-330.279.788

Talacker 35, 8001 Zurich, Switzerland

(DLD, GES, EMBL-EMTT, EMBL, and Xlife collectively referred to as the Shareholders, each individually as a Shareholder)

and

Veraxa Biotech AG	(the Company)

CHE-191.735.923

Talacker 35, 8001 Zurich, Switzerland

and

(the Investors, the Shareholders, and the Company together the Parties, each a Party)

regarding

Investment in the company through the contribution of SYNIMMUNE GmbH.

Share contribution agreement

Table of contents

1.	Definitions		8

2.	Contribution of shares		8

3.	Actions until Closing		9
	3.1.	General	9
	3.2.	Business activities	9
	3.3.	Termination of contracts	11

4.	Closing Conditions		11
	4.1.	Conditions precedent	11
	4.2.	Obligation to provide mutual information	12
	4.3.	Right of withdrawal	12

5.	Investment		13
	5.1.	Contribution of shares	13
	5.2.	Closing	14
	5.3.	Closing Memorandum	16
	5.4.	Shareholding structure	16

6.	Earn-out		16
	6.1.	General	16
	6.2.	Milestone 1	16
	6.3.	Milestone 2	19
	6.4.	Milestone 3	20
	6.5.	Milestone 4	21

7.	Representations and warranties		22
	7.1.	Representations and warranties of the INVESTORS	22
	7.2.	Representations and warranties of the SHAREHOLDERS	23
	7.3.	No further representations and warranties	23

8.	Remedies		23
	8.1.	Remedies of the COMPANY	23
	8.2.	Remedies of the INVESTORS	28
	8.3.	No further legal remedies	28

Share contribution agreement

9.	Indemnification		28
	9.1.	Taxes	28
	9.2.	Phantom share agreements	29
	9.3.	Inventors	29
	9.4.	General provisions	30

10.	KFW-specific provisions		31
	10.1.	Information obligations	31
	10.2.	Regulations on combating money laundering and terrorist financing	33
	10.3.	Liability of the COMPANY	34

11.	Assumption of debt and assumption of contract		35

12.	Confidentiality		36

13.	TAXES and costs		37
	13.1.	Taxes	37
	13.2.	Costs	37

14.	Miscellaneous		37
	14.1.	Special status of the EMBL	37
	14.2.	Entire agreement	37
	14.3.	Amendments and supplements	37
	14.4.	Transferability	37
	14.5.	Prohibition of set-off	38
	14.6.	Notifications	38
	14.7.	Partial invalidity	40

15.	Applicable law and place of jurisdiction		40
	15.1.	Applicable law	40
	15.2.	Place of jurisdiction	40

Share contribution agreement

Appendices

APPENDIX A – joining SBAG shareholders

APPENDIX B – Share and Assignment Agreement

APPENDIX E – SOP AGREEMENTS

APPENDIX F – Financial Liabilities upon Signing of the AGREEMENT

APPENDIX 1 – Definitions

APPENDIX 4.1(b) – Draft Agreement Replacing SOP AGREEMENTS

APPENDIX 4.1(b)(ii) – COMPANY Virtual Stock Plan

APPENDIX 5.1.1 – Ownership Structure after Closing with Derivation

APPENDIX 5.1.2 – Draft Contribution in Kind Agreement

APPENDIX 5.2.2(c)(i) – Draft Loan Agreement

APPENDIX 5.2.2(c)(iii) – Draft confirmation of repayment and waiver

APPENDIX 5.4 – Ownership Structure Following (and Subject to) Achievement of All MILESTONES

APPENDIX 6.2.1(b) – Additional shares upon (and subject to) achievement of MILESTONE 1 with derivation

APPENDIX 6.3.1(b) – Additional shares upon (and subject to) achievement of MILESTONE 2 with derivation

APPENDIX 6.4.1(b) – Additional shares following (and subject to the achievement of) MILESTONE 3 with derivation

APPENDIX 6.5.1(b) – Additional shares after (and subject to the achievement of) MILESTONE 4 with derivation

APPENDIX 7.1(a) – Representations and warranties of the INVESTORS

APPENDIX 7.1(b) – Representations and warranties of the MAIN INVESTOR

EXHIBIT 2(a) to APPENDIX 7.1(b) – FINANCIAL STATEMENTS

EXHIBIT 3(b) to APPENDIX 7.1(b) – MATERIAL CONTRACTS

EXHIBIT 4(b) to APPENDIX 7.1(b) – Biological Material

EXHIBIT 5(a) to APPENDIX 7.1(b) – INTELLECTUAL PROPERTY RIGHTS

EXHIBIT 6(a) to APPENDIX 7.1(b) – List of Employees

APPENDIX 7.2 – Representations and Warranties SHAREHOLDERS

APPENDIX 8.1.5.3(e) – Disclosure Letter

Share contribution agreement

Preamble

A.	SYNIMMUNE GmbH, with its business address at Alte Landstrasse 42, 72072 Tübingen, Germany, registered in the Commercial Register B of the Local Court of Stuttgart, Germany, under HRB 734603, is a limited liability company under German law (Synimmune) with a share capital of EUR 107,451.00, divided into 107,451 shares with a par value of EUR 1.00 (the shares), of which the shares with the serial numbers S 1 to S 57,451 are voting ordinary shares and the shares with the serial numbers C 57,452 to C 107,451 are series C preference shares, which are currently held as follows:

	Shares	Participation
SBAG	91,236	84.9
KFW	16,215	15.1
Total	107,451	100.0

B.	Immediately prior to the conclusion of this agreement, SBAG, as the buyer, Steffen Aulwurm, Ludger Grosse Hovest, and Hans-Georg Rammensee, as the sellers, and KfW concluded the share and assignment agreement attached as Appendix B.

C.	Synimmune is a spin-off of the Department of Immunology at the University of Tübingen, which is active in the development of innovative and effective anti-tumor antibodies for the treatment of patients with life-threatening diseases, specializing in so-called rare hematopoietic malignancies. The leading and most important “drug candidate” is the antibody FLYSYN, which has successfully completed a Phase I clinical trial for the treatment of acute myeloid leukemia (AML).

D.	The Investors intend, in accordance with the terms and conditions of this Share Contribution Agreement, to contribute all Shares in Synimmune to the Company as a contribution in kind in the context of a capital increase, in exchange for the issuance of a number of shares in the Company, of which

(a)	a number of shares in the Company are to be issued upon completion of this Share Contribution Agreement; and

(b)	additional shares in the Company shall be issued upon the achievement of certain milestones in the development of the drug candidate FLYSYN.

Share contribution agreement

E.	Synimmune has granted its key personnel (the SOP Beneficiaries) a total of 10,536 virtual shares in Synimmune (the Virtual Shares) on the basis of individual phantom share agreements (all of which are attached in Appendix E, the SOP Agreements), which are held by the SOP Beneficiaries as listed below, and in the event of an exit (as defined in the SOP Agreements) grant claims against Synimmune in accordance with the SOP Agreements:

Virtual shares
Martin Steiner	6,706
Michael Kring	830
Steffen Aulwurm	1,000
Ludger Grosse Hovest	2,000
Total	10,536

The Parties intend to transfer the claims of the SOP Beneficiaries under the SOP Agreements to the Company’s virtual stock plan and to cancel the SOP Agreements accordingly.

F.	As of the date of this Agreement, Synimmune has outstanding loans and other financial liabilities, including other costs and expenses incurred in the event of (early) repayment, as shown in the overview in Appendix F. The Parties intend to repay the financial liabilities in accordance with Appendix F, and any new financial liabilities incurred since the signing of this Agreement within the scope of the capital increase taking place upon Closing in accordance with Preamble D(a) by deducting the Financial Liabilities from the Base Amount (as defined below).

Share contribution agreement

G.	The Company has a share capital of CHF 13,409,213.00, divided into 13,409,213.00 registered shares with a par value of CHF 1.00 each (the Issued Shares, each an Issued Share), which are currently held as follows:

	Shares	Shareholding (rounded)
David Lukas Deck	3,214,844	24.0
GES	3,214,844	24.0
EMBL	2,597,465	19.4
XLife	2,320,160	17.3
EMBL-EMTT	252,687	1.9
Other shareholders	1,809,213	13.5

Therefore, the Parties agree to the following in this share contribution agreement (the Agreement).

1.	Definitions

Terms in Capital Letters in this Agreement shall have the meanings set out in Appendix 1.

2.	Contribution of shares

The Investors undertake to contribute all Shares in Synimmune, regardless of their designation and/or serial numbers, to the Company by way of contribution in kind in accordance with Section 5.1 in exchange for

(a)	the issue of the Investment Shares to be issued in connection with the Investment Capital Increase pursuant to Section 5; and

(b)	subject to the achievement of the Milestones, the issue of the Milestone Shares issued as part of one or more Milestone Capital Increase pursuant to Section 6.

all in accordance with the terms and conditions of this Agreement.

Share contribution agreement

3.	Actions until Closing

3.1.	General

(a)	Unless expressly agreed otherwise, the PARTIES shall use their best efforts (to the extent commercially reasonable) to ensure that:

(i)	the Conditions Precedent are fulfilled on or before the Closing Date;

(ii)	all their Related parties take all necessary actions to complete the transactions in accordance with this Agreement.

(b)	The Parties agree to cooperate fully and inform each other of all relevant measures taken prior to Closing in accordance with this Section.

3.2.	Business activities

3.2.1.	General

Unless otherwise agreed, the Main Investor shall ensure that Synimmune’s business activities are continued from the signing of this Agreement until the Closing Date in the ordinary course of business and in accordance with previous practice.

3.2.2.	Access to Synimmune

To the extent permitted by applicable law and to the extent necessary for the Company, the Shareholders, or their advisors in connection with this Agreement, the Main Investor shall ensure that the Company and/or the Shareholders are granted reasonable access to Synimmune’s management, legal and financial advisors and auditors, as well as to Synimmune’s documents, during normal business hours, provided, however, that such access shall not unreasonably interfere with the business and operations of Synimmune.

3.2.3.	Restricted Actions

The Main Investor shall ensure and is responsible for ensuring that Synimmune ensures that, from the signing of this Agreement until the Closing Date, none of the following actions are taken or initiated without the prior consent of the Company, unless expressly agreed in this Agreement

Share contribution agreement

(a)	Any actions that could significantly impede the execution of transactions under this Agreement;

(b)	significant changes to the terms of employment of its board members, directors, or employees that are not in line with previous practice, existing obligations, or collective bargaining agreements;

(c)	Formation, entry into, modification, termination, or withdrawal from a significant partnership, consortium, joint venture, or similar organization or agreement;

(d)	material revisions to its articles of association or organizational regulations;

(e)	Transfer of directly or indirectly held Intellectual Property Rights or other significant assets to a third party;

(f)	Increase, reduction, or other change in the share capital or stock capital, granting of option or conversion rights on Synimmune’s equity capital, unless in connection with the fulfillment of obligations existing as of today based on this Agreement;

(g)	Entering into, increasing, or extending obligations arising from guarantees or indemnification obligations in favor of third parties;

(h)	Granting, increasing, or extending loans, advance payments, or credits to a third party;

(i)	Granting, creating, or approving the creation of Encumbrances on assets, with the exception of statutory liens;

(j)	Taking out a loan, credit, or entering into a debt or obligation to a third party;

(k)	Resolution, distribution, or payment of cash or in-kind dividends, bonus shares, or other distributions;

(l)	Concluding, supplementing, amending, terminating, or agreeing to terminate a material license or maintenance and service agreement;

(m)	material change in the accounting procedures, policies, or practices in effect at the time of signing this Agreement; and

(n)	material change in the practice regarding payment and dunning procedures for creditors or debtors.

Share contribution agreement

3.3.	Termination of contracts

The Investors undertake to ensure that:

(a)	the lease agreement concluded between Stolz-Verwaltungs-GmbH & Co.KG, Hopfenweg 18, 72072 Tübingen, Germany, and SYNIMMUNE on October 30 and November 5, 2015 concerning the leased property at Alte Landstr. 42, 72072 Tübingen, Germany (the Alte Landstr. Lease Agreement) is terminated with effect from closing, without any compensation to be paid by Synimmune; and

(b)	the employment agreements concluded between Dr. Steffen Aulwurm, Dr. Ludger Grosse-Hovest, and Dr. Martin Steiner on the one hand and Synimmune on the other hand (the Employment Agreements) are rescinded or terminated with effect as of December 31, 2023, without any compensation to be paid by Synimmune.

4.	Closing Conditions

4.1.	Conditions precedent

The obligation of the Company, the Shareholders, and the Investors (with respect to Section 4.1(a)) to consummate the transactions pursuant to this Agreement is subject to the cumulative fulfillment of the following conditions precedent (the Conditions Precedent):

(a)	There are no pending legal disputes and no judgments or orders have been issued that attempt to prevent Closing, whether before a court of law, an administrative authority, or an arbitration tribunal.

(b)	Conclusion of contracts with all SOP Beneficiaries (individually) in accordance with the draft in Appendix 4.1(b), whereby, subject to the condition precedent of Closing,

(i)	all SOP Agreements shall be terminated upon Closing; and

(ii)	the SOP Beneficiaries shall be entitled to participate in the Company’s virtual share plan in accordance with Appendix 5.1.1, Appendix 6.2.1(b), Appendix 6.3.1(b), Appendix 6.4.1(b) and Appendix 6.5.1(b) (‘VSOP shares VERAXA AG’) and otherwise in accordance with the terms and conditions of the Company’s virtual share plan in accordance with Appendix 4.1(b)(ii).

Share contribution agreement

4.2.	Obligation to provide mutual information

The Parties are obliged to inform each other immediately of any facts brought to their attention which could be assumed to lead to a breach, prevention, or hindrance of the fulfillment of the Conditions Precedent. Notwithstanding the application of the other provisions of this Agreement, each Party is entitled to remedy any breach or insufficient performance at its own expense.

4.3.	Right of withdrawal

(a)	If, by the Long Stop Date

(i)	the Condition Precedent pursuant to Section 4.1(a) has not been fulfilled, each Party shall be entitled to withdraw from this Agreement by giving written notice to the other Parties within 20 (twenty) Business Days from the Long Stop Date, unless that Party has failed to use its best efforts (to the extent commercially reasonable) to ensure that the relevant Condition Precedent is fulfilled; or

(ii)	if the Condition Precedent pursuant to Section 4.1(b) has not been fulfilled, the Company and the Shareholders shall be entitled to withdraw from this Agreement by giving written notice to the other Parties within 20 (twenty) Business Days from the Long Stop Date.

(b)	The withdrawal from this Agreement pursuant to this Section 4.3(a) shall not result in any liability for damages on the part of the withdrawing Party(ies) solely on the basis of such withdrawal. However, a Party that has breached its obligations under this Agreement shall remain fully liable for any damage suffered by the other Party as a result of such breach, and the aggrieved Party shall remain entitled to demand performance of this Agreement.

(c)	In the event of withdrawal from this Agreement in accordance with this Section 4.3, the provisions of this Agreement shall no longer apply, with the exception of the provisions of this Section 4.3(b), Section 12 (Confidentiality), Section 13 (Taxes and Costs), Section 14 (Miscellaneous) and Section 15 (Applicable law and Place of Jurisdiction).

Share contribution agreement

5.	Investment

5.1.	Contribution of shares

5.1.1.	Subscription obligation

The Investors undertake to contribute (the Investment) a total amount of EUR 15,000,000.00 (the Base Amount) minus (a) the sum of all loans and other financial liabilities existing at the time of execution, including other costs and expenses incurred in the event of (early) repayment and interest on all these liabilities (the Financial Liabilities) and minus (b) the amount corresponding to the number of - the ‘VSOP shares in VERAXA AG’ in accordance with Appendix 5.1.1 (i.e., 52,826 VSOP shares in VERAXA AG) multiplied by the Issue Price (as defined below) (the SOP Costs; the sum of the Base Amount minus Financial Liabilities minus SOP Costs being the Investment Amount) in the Company, by subscribing for such number (rounded down to the nearest whole number) of newly issued registered shares in the Company at a price of CHF 1.00 each (the Investment Shares), which corresponds to the Investment Amount divided by the issue price per Investment Share of EUR 23.36 (i.e., CHF 22.80, converted into EUR at the CHF/EUR exchange rate for July 4, 2023, as published by the Swiss National Bank at www.snb.ch) (the Issue Price). The obligation of each Investor to contribute the Investment Amount to the Company and subscribe for Investment Shares is limited to a pro rata share of the total Investment Amount (the respective pro rata share being the Issue Amount Investment) or all Investment Shares, which corresponds to their participation in Synimmune upon conclusion of this Agreement.

5.1.2.	Payment

Each of the Investors undertakes to pay the respective Investment Issue Amount by way of a contribution in kind by means of a contribution in kind agreement, essentially in accordance with the draft in Appendix 5.1.2 (the Contribution In Kind Agreement), for the following number of Shares in Synimmune (without taking into account the Virtual Shares):

Investor	Shares	Investment
	(excluding VIRTUAL SHARES)
SBAG	91,236	84.9
KFW	16,215	15.1
Total	107,451	100.0

Share contribution agreement

5.2.	Closing

5.2.1.	Place and time

(a)	The consummation of the Investment (the Closing) shall take place at the offices of the Riesbach-Zurich notary or at another location agreed upon by the Parties.

(b)	The Closing shall take place on the 5th (fifth) Business Day (unless the Parties have agreed in writing on a different date) after the Condition Precedent pursuant to Section 4.1(b) has been fulfilled or (if permitted) waived, if at that time the Condition Precedent pursuant to Section 4.1(a) has also been fulfilled, but no later than February 29, 2024 (the Long Stop Date) (the Closing Date).

5.2.2.	INVESTMENT CAPITAL INCREASE and Resolutions

The respective Party or Parties undertake to perform or procure for the following actions to be performed on the Closing Date in connection with the Closing:

(a)	The Main Investor shall transfer to the Company

(i)	proof of termination of the Alte Landstr. Lease Agreement, without compensation consequences at the expense of Synimmune, effective upon Closing;

(ii)	proof of the cancellation or termination of the Employment Agreements without any compensation consequences for Synimmune, effective as of December 31, 2023; and

(b)	After the actions pursuant to Section 5.2.2(a) have been taken, the following actions shall be taken:

(i)	The Company and the Shareholders shall ensure that the Board of Directors of the Company

(1)	resolves to increase its share capital from the existing capital band, whereby the share capital will be increased by the sum of the nominal value of all Investment Shares by issuing a corresponding number of new shares of the Company to the Investors, in each case at the Issue Price per Investment Share and excluding the subscription rights of Shareholders (the Investment Capital Increase);

Share contribution agreement

(2)	signs the Contribution in kind agreement for the Company;

(3)	provides a legally sufficient capital increase report on the Investment Capital Increase within the meaning of Art. 652e CO;

(4)	obtains a legally sufficient audit confirmation from an auditor for the capital increase report within the meaning of Art. 652f para. 1 CO; and

(5)	holds a meeting which determines and confirms the implementation of the Investment Capital Increase within the meaning of Art. 652g CO.

(ii)	The Investors shall submit to the Company

(1)	the original subscription certificates validly signed by the Investors within the meaning of Section 5.1.1; and

(2)	the original Contribution In Kind Agreement validly signed by the Investors.

(c)	After performing the actions in accordance with Section 5.2.2(b)

(i)	The Company, as lender, and Synimmune, as borrower, shall sign a loan agreement in accordance with the draft in Appendix 5.2.2(c)(i) (the Loan Agreement) for the purpose of repaying the Financial Liabilities, whereby the loan amount to be specified in the Loan Agreement shall correspond to the amount of the Financial Liabilities, less any loans granted by the Company;

(ii)	Synimmune shall repay all Financial Liabilities in full;

(iii)	the creditors of the Loans shall, individually, confirm in writing to Synimmune the full repayment of the Loans granted by the respective creditor to Synimmune by means of a declaration in accordance with the draft in Appendix 5.2.2(c)(iii).

(d)	Provided that the Investment Capital Increase is entered in the relevant commercial register, the Parties also undertake to ensure that the Investors are entered in the Company’s share register as shareholders of the Investment Shares with full voting rights.

(e)	The Parties undertake to ensure that the resolutions pursuant to this Section 5.2.2 (where necessary) are entered in the relevant commercial register without delay. The Parties shall sign all documents and issue all declarations necessary or useful for this purpose.

Share contribution agreement

5.3.	Closing Memorandum

The Company’s advisor, together with KFW’s advisor, shall prepare an closing memorandum in good time prior to Closing, which shall describe the actions to be taken upon Closing in accordance with Section 5.2 and which shall serve as evidence of the Closing of the transactions in accordance with this Agreement (the Closing Memorandum).

5.4.	Shareholding structure

After Closing and entry of the Capital Increase in the commercial register, the Shares and VSOP shares of VERAXA AG shall be held in accordance with Appendix 5.1.1, and, subject to the achievement of all Milestones after their achievement, the Shares and VSOP shares of VERAXA AG shall be held in accordance with Appendix 5.4.

6.	Earn-out

6.1.	General

The Company undertakes to make reasonable efforts in good faith, but in any case only to the extent commercially reasonable, to achieve the Milestones and not to take any action that could artificially prevent or delay the achievement of the Milestones.

6.2.	Milestone 1

6.2.1.	Earn-out Milestone 1

(a)	Milestone 1 shall be deemed to have been achieved when the Company has entered into a written, binding agreement with a third party (i.e., a party that is not a Related Party of a Party) to continue the clinical trials of the drug candidate “FLYSYN” has been concluded, provided that (i) the board of directors of the Company has unanimously approved the conclusion of the agreement, whereby the approval is at the sole discretion of the board of directors of the Company, notwithstanding Section 6.1, and (ii) the agreement contains a binding obligation on the part of the contracting party to bear and assume all costs for the implementation of the clinical developments (in particular the costs of production preparation and production itself), and (iii) the inclusion of the first patient in this study is contractually provided for no later than 12 months after the signing of this agreement.

Share contribution agreement

(b)	Subject to the condition precedent of Milestone 1 being achieved, the Investors are entitled to an earn-out totaling EUR 5,000,000.00 minus the amount corresponding to the number of ‘VSOP shares in VERAXA AG’ to be issued upon achievement of Milestone 1 in accordance with Appendix 6.2.1(b) (i.e., 19,113 VSOP shares in VERAXA AG) multiplied by the Issue Price (Earn-Out Claim 1) in accordance with and subject to the terms and conditions of this Section 6.1. The claim of each individual Investor to Earn-Out Claim 1 is calculated pro rata to each Investor’s shareholding in Synimmune at the time of conclusion of this Agreement.

(c)	The Investors’ entitlements with regard to Earn-Out Claim 1 are governed exclusively by Sections 6.2.2 to 6.2.4. There is no entitlement to any other form of payment, and in particular, any payment in the form of cash or other liquid assets is excluded.

6.2.2.	Subscription and payment

(a)	Each of the investors undertakes to contribute (Earn-Out Milestone 1) an amount equal to their share of Earn-Out Claim 1 (in each case the issue amount for Milestone 1) to the company. The contribution shall be made by subscribing to such number of newly issued registered shares of the company at CHF 1.00 each (each a Milestone 1 Share) as corresponds to the respective Milestone 1 Issue Amount divided by the issue price, rounded down to the last whole number of Milestone 1 Shares.

(b)	Each of the investors undertakes to pay the respective issue price for Milestone 1 by offsetting it against their share of Earn-Out Claim 1. The Parties are not entitled to payment in any form other than by offsetting.

6.2.3.	Place and time of execution

(a)	The completion of Earn-Out Milestone 1 (the Closing of Milestone 1) shall take place at the offices of the Riesbach-Zurich notary’s office or at another location agreed upon by the Parties.

(b)	The Closing of Milestone 1 shall take place on the 20th (twentieth) Business Day after the fulfillment of Milestone 1 (the Closing date of Milestone 1).

Share contribution agreement

6.2.4.	Capital increase and resolutions

The Parties undertake to perform the following actions on the Closing date of Milestone 1 on the occasion of the Closing of Milestone 1:

(a)	The company and the shareholders shall ensure that the company’s board of directors

(i)	resolves to increase its share capital from the existing capital band by the sum of all Milestone 1 shares to be subscribed by the investors in accordance with section 6.2.2, by issuing the corresponding number of registered shares of the company to the investors at the issue price per Milestone 1 share, excluding the shareholders’ subscription rights (the Milestone 1 capital increase);

(ii)	provides a legally compliant capital increase report on the Milestone 1 capital increase within the meaning of Art. 652e CO;

(iii)	obtains a legally sufficient audit confirmation from an auditor for the capital increase report within the meaning of Art. 652f para. 1 CO; and

(iv)	holds a meeting to determine and confirm the implementation of the capital increase Milestone 1 within the meaning of Art. 652g CO.

(b)	The investors undertake to provide legally valid subscription forms validly signed by the investors.

(c)	Provided that the capital increase Milestone 1 is entered in the relevant commercial register, the parties also undertake to ensure that the investors are entered in the company’s share register as shareholders of the respective Milestone 1 shares with full voting rights.

(d)	The parties undertake to ensure that the resolutions pursuant to this Section 6.2.4 (where necessary) are entered in the relevant commercial register without delay. The Parties shall sign all documents and make all declarations necessary or useful for this purpose.

Share contribution agreement

6.3.	Milestone 2

6.3.1.	Earn-out milestone 2

(a)	Milestone 2 is achieved upon successful completion of a Phase II study (Phase IIa and IIb) in relation to the drug candidate “FLYSYN”, whereby completion is successful if, based on proven efficacy, continuation in a Phase III study or direct application for approval (because all clinical data are available and all other requirements for applying for approval without first conducting a Phase III study are met) is possible.

(b)	Subject to the condition precedent of the fulfillment of Milestone 2, the investors are entitled to an earn-out totaling EUR 4,000,000.00 minus the amount corresponding to the number of ‘VSOP shares in VERAXA AG’ to be issued upon fulfillment of Milestone 2 in accordance with Appendix 6.3.1(b) (i.e. 15,291 VSOP shares in VERAXA AG) multiplied by the issue price (the Earn-Out Claim 2) in accordance with and subject to the terms and conditions of this Section 6.3. The entitlement of each individual investor to Earn-Out Claim 2 is calculated pro rata to each investor’s shareholding in Synimmune at the time of conclusion of this Agreement.

(c)	The investors’ claims in relation to Earn-Out Claim 2 are governed exclusively by sections 6.3.2 to 6.3.4. There is no entitlement to any other form of payment, and in particular, payment in cash or other liquid assets is excluded.

6.3.2.	Subscription and payment

(a)	Each of the investors undertakes to contribute (Earn-Out Milestone 2) an amount equal to their share of the Earn-Out Claim 2 (in each case the Issue Amount Milestone 2) to the company. The contribution shall be made by subscribing to such number of newly issued registered shares of the company at CHF 1.00 each (in each case the Milestone 2 shares) as corresponds to the respective issue amount Milestone 2 divided by the issue price, rounded down to the last whole number of Milestone 2 shares.

(b)	Each of the investors undertakes to pay the respective issue price for Milestone 2 by offsetting it against their share of Earn-Out Claim 2. The parties are not entitled to payment in any form other than by offsetting.

6.3.3.	Place and time of execution

The provisions of Section 6.2.3 shall apply mutatis mutandis and by analogy to their application in Section 6.1 to this Section 6.3.

Share contribution agreement

6.3.4.	Capital increase and resolutions

The provisions of section 6.2.4 shall apply mutatis mutandis and in analogy to their application in section 6.1 to this section 6.3.

6.4.	Milestone 3

6.4.1.	Earn-out milestone 3

(a)	Milestone 3 is achieved upon successful completion of a Phase III study relating to the drug candidate “FLYSYN”, whereby completion is deemed successful if approval can be sought on the basis of proven efficacy. An exception to this is if all clinical data is available and all other necessary requirements are met to apply for approval for FLYSYN based on proven efficacy, i.e., no Phase III study is necessary. In this case, Milestone 3 is considered achieved as soon as this clinical data is available and all other necessary requirements are met.

(b)	Subject to the condition precedent of the fulfillment of Milestone 3, the investors are entitled to an earn-out totaling EUR 4,000,000.00 minus the amount corresponding to the number of ‘VSOP shares in VERAXA AG’ to be issued upon fulfillment of Milestone 3 in accordance with Appendix 6.4.1(b) (i.e., 15,291 VSOP shares in VERAXA AG) multiplied by the issue price (the Earn-Out Claim 3) in accordance with and subject to the terms and conditions of this section 6.4. The claim of each individual investor to Earn-Out Claim 3 is calculated pro rata to each investor’s shareholding in Synimmune at the time of conclusion of this agreement.

(c)	The investors’ claims in relation to Earn-Out Claim 3 are governed exclusively by sections 6.4.2 to 6.4.4. There is no entitlement to any other form of payment, and in particular, payment in cash or other liquid funds is excluded.

6.4.2.	Subscription and payment

(a)	Each of the investors undertakes to contribute (Earn-Out Milestone 3) an amount equal to their share of the Earn-Out Claim 3 (in each case the issue amount Milestone 3) to the company. The contribution shall be made by subscribing to such number of newly issued registered shares of the company at CHF 1.00 each (each a Milestone 3 Share) as corresponds to the respective Issue Amount Milestone 3 divided by the issue price, rounded down to the last whole number of Milestone 3 Shares.

Share contribution agreement

(b)	Each of the investors undertakes to pay the respective issue price for Milestone 3 by offsetting it against their share of Earn-Out Claim 3. The company is not entitled to payment in any form other than by offsetting.

6.4.3.	Place and time of execution

The provisions of Section 6.2.3 shall apply mutatis mutandis and in analogy to their application in Section 6.1 to this Section 6.4.

6.4.4.	Capital increase and resolutions

The provisions of Section 6.2.4 shall apply mutatis mutandis and in analogy to their application in Section 6.1 to this Section 6.4.

6.5.	Milestone 4

6.5.1.	Earn-out milestone 4

(a)	Milestone 4 is achieved upon approval of the drug candidate “FLYSYN” in one of the US, EU, JP, CN, or GCC markets.

(b)	Subject to the condition precedent of the fulfillment of Milestone 4, the investors are entitled to an earn-out totaling EUR 4,000,000.00 minus the amount corresponding to the number of ‘VSOP shares in VERAXA AG’ to be issued upon fulfillment of Milestone 4 in accordance with Appendix 6.5.1(b) (i.e., 15,291 VSOP shares in VERAXA AG) multiplied by the issue price (the Earn-Out Claim 4) in accordance with and subject to the terms and conditions of this Section 6.5. The claim of each individual investor to Earn-Out Claim 4 is calculated pro rata to each investor’s shareholding in Synimmune at the time of conclusion of this agreement.

(c)	The investors’ claims in relation to Earn-Out Claim 4 are governed exclusively by Sections 6.5.2 to 6.5.4. There is no claim to performance in any other way, and in particular, payment in the form of cash or other liquid funds is excluded.

Share contribution agreement

6.5.2.	Subscription and payment

(a)	Each of the investors undertakes to contribute (the Earn-Out Milestone 4) an amount equal to its share of Earn-Out Claim 4 (in each case the issue amount Milestone 4) to the company. The contribution shall be made by subscribing to such number of newly issued registered shares of the company at CHF 1.00 each (in each case the Milestone 4 Shares) as corresponds to the respective Issue Amount Milestone 4 divided by the issue price, rounded down to the last whole number of Milestone 4 Shares.

(b)	Each of the investors undertakes to pay the respective issue price for Milestone 4 by offsetting it against their share of Earn-Out Claim 4. The company is not entitled to payment in any form other than by offsetting.

6.5.3.	Place and time of execution

The provisions of Section 6.2.3 shall apply mutatis mutandis and in analogy to their application in Section 6.1 to this Section 6.5.

6.5.4.	Capital increase and resolutions

The provisions of Section 6.2.4 shall apply mutatis mutandis and in analogy to their application in Section 6.1 to this Section 6.5.

7.	Representations and Warranties

7.1.	Representations and warranties of the Investors

(a)	Subject to the provisions of Section 8, each Investor hereby represents and warrants to the Company, solely on its own behalf and on behalf of the shares it has contributed, that the representations and warranties set forth in Appendix 7.1(a)(i) are true and accurate both at the time of signing this agreement and on the Closing date or, (ii) if a specific date is expressly stated in relation to a particular representation and warranty, on that date

(b)	Subject to the provisions of Section 8, the Main Investor hereby represents and warrants to the Company, solely on its own behalf and on behalf of the shares it has contributed, that the representations and warranties set forth in Appendix 7.1(b)(i) are true and accurate as of the date of execution of this Agreement and as of the closing date, or (ii) if a specific cut-off date is expressly stated in relation to a particular representation and warranty, as of that cut-off date.

Share contribution agreement

7.2.	Representations and Warranties of the Shareholders

Subject to the provisions of Section 8, the shareholders hereby represent and warrant that the representations and warranties set forth in Appendix 7.2(i) are true and accurate as of the date of execution of this Agreement and as of the dates of Closing Milestone 1, Closing Milestone 2, Closing Milestone 3, and Closing Milestone 4.

7.3.	No further representations and warranties

(a)	The Company acknowledges that the Investors have not made and do not make any further representations and warranties, either implied or express, with respect to the shares or Synimmune beyond those made in this Agreement, and that the Company does not and has not relied on any such further representations and warranties.

(b)	The Investors acknowledge that the Shareholders have not made and do not make any further representations or warranties, whether express or implied, with respect to the subject matter of this Agreement beyond those made in this Agreement, and that the Investors do not and have not relied on any such further representations or warranties.

8.	Remedies

8.1.	Remedies of the Company

8.1.1.	Notice of Breach

(a)	If the Company wishes to assert an alleged breach of the representations and warranties made by the Investors (with regard to the representations and warranties pursuant to Appendix 7.1(a)) or the Main Investor (with regard to the representations and warranties pursuant to Appendix 7.1(b)), it must notify the Investors (with regard to the representations and warranties pursuant to Appendix 7.1(a)) or the main investor (with regard to the representations and warranties pursuant to Appendix 7.1(b)) by means of a written notification and stating the facts known to the Company at that time with reasonable detail (the Notice of Breach) within 30 (thirty) business days (i) after the Company has become aware of the breach of the relevant representation or warranty pursuant to Section 7.1 or (ii) upon receipt of a written notice from a third party asserting or threatening to assert a claim, where the Company has reasonable grounds to believe that this could lead to a claim for breach of the representations and warranties.

Share contribution agreement

(b)	Failure to comply with the time limit set out in this section 8.1 shall only result in a reduction of the Company’s corresponding claim for damages to the extent that the damage has been increased by the failure to give the notice of breach in good time.

(c)	The provisions of this section 8.1 apply in lieu of, and not in addition to, any obligations of the Company to immediately inspect and give notice of defects in accordance with Art. 201 of the Swiss Code of Obligations, insofar as this provision is applicable.

8.1.2.	Right of investors to remedy

In the event of a Notice of Breach pursuant to Section 8.1, the Investors (with regard to the representations and warranties pursuant to Appendix 7.1(a)) or the Main Investor (with regard to the representations and warranties pursuant to Appendix 7.1(b)) shall have the option, within a reasonable period of time, but no later than 30 (thirty) business days after receipt of the Notice of Breach, to restore the promised or warranted condition at its own expense or to place the company in the same position as if the breached promise or warranty had been fulfilled.

8.1.3.	Compensation

8.1.3.1.	Principle

(a)	In the event of a Notice of Breach pursuant to Section 8.1 and provided that the promised or warranted condition has not been or cannot be restored within the period specified in Section 8.1.2, each investor (with regard to the representations and warranties pursuant to Appendix 7.1(a)) shall only be liable for the representations and warranties made by it, or the Main investor shall be liable (with regard to the representations and warranties pursuant to Appendix 7.1(b) shall be liable to the Company, regardless of fault, subject to the provisions set forth in sections 8.1.4 and 8.1.5 below, for any losses, damages (excluding lost profits), cash expenditures and expenses, including reasonable attorneys’ fees, incurred by the Company as a result of such breach of representations and warranties (Damages).

Share contribution agreement

(b)	Insofar as the damage does not or is not likely to result in a cash outflow (or lack of cash inflow) for an injured party and/or Synimmune, or does not or is not likely to result in an injured party and/or Synimmune requiring or having to use additional liquid funds for other reasons, the investors shall be entitled to pay compensation in the form of shares in the company, whereby the issue price of each share (re)transferred to the company for this purpose shall be offset against the compensation liability of the investor concerned and reduced accordingly.

(c)	For the sake of clarity, the parties agree that KfW’s liability for any damages shall in any case be limited to an amount corresponding to the sum of all investment shares and milestone shares issued to KfW and otherwise transferred, multiplied by the issue price, and the obligation to compensate for any damages is limited to the (re)transfer of shares in the company (KfW is not obliged to compensate for damages in any other way, in particular not by means of cash payments), which are offset against any damages at the issue price.

8.1.4.	Time limitations on and forfeiture of claims

(a)	Claims by the company arising from a breach of representations and warranties shall become time-barred and forfeited in any case after the expiry of the following periods, subject to the next paragraph, unless and to the extent that the company has given a Notice of Breach in accordance with Section 8.1:

(i)	unless another period is specified in this section 8.1.4, after 36 (thirty-six) months from Closing date;

(ii)	in the case of representations and warranties pursuant to paragraph 8 (Taxes) of Appendix 7.1(b), 12 (twelve) months after the expiry of the statutory limitation period for the relevant tax; and

(iii)	in the case of the representations and warranties pursuant to paragraph 1 (Ownership and Capacity) and paragraph 2 (Authorization) of Appendix 7.1(a), as well as paragraph 1 (Status of Synimmune), paragraph 4 (Information and material) and paragraph 5 (Intellectual property rights) of Appendix 7.1(b), after 10 (ten) years from the Closing date.

Share contribution agreement

(b)	If and to the extent that a Notice of Breach has been lodged within the period specified in section 8.1 and before the expiry of the applicable limitation period in accordance with the preceding paragraph, the corresponding claim may also be settled after the expiry of the applicable limitation period. However, the Company’s claim shall be time-barred and forfeited if it has not initiated legal action in accordance with Section 15 within 6 (six) months of the date specified in Section 8.1.4(a)(i), (ii) or (iii).

(c)	Art. 210 para. 1 CO does not apply.

8.1.5.	Limitations of liability

8.1.5.1.	Liability threshold

(a)	The Company may only assert claims against the main investor arising from or in connection with the representations and warranties pursuant to Section 7.1 if the total amount of all claims exceeds CHF 50,000 (the Threshold). If the Threshold is reached, the Company may assert all claims.

(b)	The limitation of liability pursuant to this section 8.1.5.1 does not apply to breaches of representations and warranties pursuant to paragraph 1 (Ownership and Capacity) and paragraph 2 (Authorization) of Appendix 7.1(a), as well as paragraph 1 (Status of Synimmune), paragraph 4 (Information and Material) and paragraph 5 (Intellectual Property Rights) of Appendix 7.1(b).

8.1.5.2.	Cap

(a)	Subject to Section 9, the Investors’ liability to the Company for breaches of representations and warranties is limited to an amount equal to 50% of the sum of all Investment Issue Amounts, Milestone 1 Issue Amounts, Milestone 2 Issue Amounts, milestone 3 issue amounts, and milestone 4 issue amounts (the Cap), whereby the milestone issue amounts shall only be included in the calculation if milestone shares have actually been issued (i.e., the milestones have been reached). For the sake of clarity, the parties note and agree that claims for breaches of representations and warranties, insofar as these exceed a previously applicable liability limit, shall only arise in the excess amount upon the increase of the liability limit (i.e., upon the issuance of the additional milestone shares), and that any limitation or forfeiture period, notwithstanding any provisions to the contrary in this agreement, shall commence at the earliest upon the claim arising.

Share contribution agreement

(b)	However, the Cap does not apply in the event of breaches of representations and warranties pursuant to paragraph 1 (Ownership and Capacity) and paragraph 2 (Authorization) of Appendix 7.1(a), as well as paragraph 1 (Status of Synimmune), paragraph 4 (Information and Material) and paragraph 5 (Intellectual Property Rights) of Appendix 7.1(b), in which cases each Investor (with respect to the representations and warranties set forth in Appendix 7.1(a)) in each case only for the representations and warranties made by it, or the Main investor (with regard to the representations and warranties referred to in Appendix 7.1(b)) proportionally in accordance with its participation in Synimmune up to a maximum of the sum of all issue amounts Investment, issue amounts Milestone 1, the issue amounts for Milestone 2, the issue amounts for Milestone 3, and the issue amounts for Milestone 4, whereby the issue amounts for milestones shall only be included in the calculation if milestone shares from have actually been issued (i.e., the milestones have been reached). For the sake of clarity, the parties note and agree that claims for breaches of representations and warranties, insofar as these exceed a previously applicable liability limit, shall only arise in the excess amount upon the increase of the liability limit (i.e., upon the issue of the additional milestone shares), and that any limitation or forfeiture period, notwithstanding any provisions to the contrary in this agreement, shall commence at the earliest upon the claim arising.

8.1.5.3.	Exclusion and reduction of liability

The Investors shall not be liable for damages if and to the extent that:

(a)	The Company failed to make commercially reasonable efforts to prevent or mitigate the damage up to the amount of damage that could have been prevented by such efforts;

(b)	the claim of the Company or Synimmune is covered by a third party, including any insurance, or could have been asserted against such third parties by making commercially reasonable efforts, less any associated and documented costs (including reasonable attorneys’ fees);

(c)	any tax amount payable by the Company or Synimmune is reduced as a result of a claim, up to the amount of such reduction, or, if a tax benefit is effectively obtained, up to the amount of such tax benefit; and

Share contribution agreement

(d)	the Company’s claim is the result of a law that came into force after the signing of this agreement or a new administrative or judicial practice introduced after the signing of this agreement.

(e)	the facts giving rise to liability were Fairly disclosed in the disclosure letter in Appendix 8.1.5.3(e) or in this Agreement.

8.1.5.4.	No limitation in cases of intent and gross negligence

The limitations and reductions set forth in sections 8.1.5.1, 8.1.5.2, and 8.1.5.3 shall not apply in the event of grossly negligent or intentional breach of warranty and representation by the Investors.

8.2.	Remedies of the Investors

The provisions set out in section 8.1 (with regard to section 7.1(a)) apply analogously to claims by investors based on a breach of the representations and warranties made by the shareholders.

8.3.	No further legal remedies

The remedies in this section 8 apply in place of (and not in addition to) the remedies provided for by law. All other remedies, in particular the right to withdraw from the contract, shall not apply, and the parties specifically exclude the right to terminate the Agreement due to error pursuant to Art. 23 f. CO and to rescind the Agreement pursuant to Art. 205 CO (if applicable).

9.	Indemnification

9.1.	Taxes

The main investor hereby guarantees in accordance with Art. 111 CO and undertakes – regardless of any fault and excluding any restrictions under this Agreement (in particular excluding the limitations of liability under Section 8) to indemnify and hold harmless the Company or, at its option, Synimmune and its possible legal successors, upon first request, in full, euro for euro, for and from all taxes and social security and pension fund contributions payable on wages, insofar as these relate to or concern a period ending on or before the Closing Date.

Share contribution agreement

9.2.	Phantom Share Agreements

The main investor hereby guarantees in accordance with Art. 111 CO and undertakes – regardless of any fault and excluding any restrictions under this agreement (in particular excluding the limitations of liability pursuant to Section 8) – to indemnify and hold harmless the company or, at its discretion, Synimmune and its possible legal successors, upon first request, in full, euro for euro, for and from all claims, demands, any liability, and all costs, expenses, liabilities, and other disadvantages arising from or in connection with Synimmune’s phantom share agreements, including those listed or attached in Appendix E, as well as all other existing or other obligations arising from virtual or other participation plans and agreements at the expense of Synimmune or its share capital (or, upon Closing, at the expense of the company or its share capital, as applicable). The indemnification pursuant to this section 9.2 excludes all claims, demands, any liability, and all costs, expenses, liabilities, and other disadvantages arising from or in connection with the agreements to be concluded pursuant to Section 4.1(b).

9.3.	Inventors

The main investor hereby guarantees in accordance with Art. 111 CO and undertakes—regardless of any fault and excluding any restrictions under this agreement (in particular excluding the limitations of liability pursuant to Section 8) – to indemnify and hold harmless the Company or, at its option, Synimmune, upon first demand, in full, euro for euro, for and from all claims, demands, any liability, and all costs, expenses, liabilities, and other disadvantages arising from or in connection with any claims asserted against Synimmune by the inventors of the “genetically optimized FLT3 antibodies” developed by or for Synimmune, including in connection with patent EP 10 79 8340.5 (anti-FLT3 antibodies and methods for their use) or the University Hospital of Tübingen, regardless of the legal basis (e.g., contractual, quasi-contractual, or statutory), in particular claims under Section 5 (8) and (9) of the transfer and exploitation agreement between Synimmune and the University Hospital of Tübingen dated December 12, 2011, amended on May 17, 2018, or claims under the German Employee Invention Act.

Share contribution agreement

9.4.	General provisions

(a)	Insofar as the main investor is required to indemnify or hold harmless the Company or, at its discretion, Synimmune in accordance with this Section 9 or any other provision in this Agreement, the following shall apply:

(i)	The indemnification or exemption obligation shall exist regardless of whether a claim asserted is justified or unjustified. It shall exist regardless of fault. Indemnification or exemption claims shall become time-barred six (6) months after the claim to be indemnified or exempted becomes time-barred, but no earlier than 10 years after Closing. For the sake of clarity, it is agreed that the maximum limitation periods under the German Civil Code and the Swiss Code of Obligations, to the extent permissible in each case, shall not apply and that the restrictions in section 8 (in particular sections 8.1.4 and 8.1.5) shall not apply to claims arising from this section 9.

(ii)	Insofar as the main investor is obliged to indemnify, all damages and costs incurred by the company or Synimmune in connection with the claim which the main investor has to indemnify shall also be reimbursed. This applies in particular to all legal prosecution, legal defense, and legal advice costs. The indemnification or exemption claims shall also apply in favor of any legal successors of Synimmune. The indemnification or exemption obligations shall not be limited or excluded by the fact that the circumstances underlying the indemnification or exemption are also the subject of a representation or warranty under the preceding section 7. Any claims of the company under section 7 and section 8 in connection with the circumstances regulated herein shall remain unaffected.

(b)	If the circumstances for which the main investor is required to indemnify or hold harmless Synimmune, the Company, and/or the shareholders in accordance with this Section 9 do not result or are not expected to result in a cash outflow (or lack of cash inflow) for an injured party and/or Synimmune, or for other reasons leads or is likely to lead to an injured party and/or Synimmune requiring or having to use additional liquid funds, the Main investor shall have the right to provide indemnification or hold harmless in the form of shares in the company, whereby the issue price of each share (transferred back) to the company for this purpose shall be credited against the Main investor’s liability for damages and shall reduce this liability to the corresponding extent.

Share contribution agreement

10.	KFW-specific provisions

10.1.	Information obligations

(a)	The company undertakes, from the signing of this agreement and for as long as KfW is a shareholder of the company, to inform KfW in writing, if possible within five business days of the company becoming aware of the occurrence of one of the following events:

(i)	any change in KfW’s share of voting rights in the company, i.e. the ratio (1) of KfW’s voting rights in the company to (2) the total voting rights (total number of voting rights) of the company, which results in KfW’s share of the total number of voting rights in the Company reaching, exceeding or (where applicable) falling below a threshold of 10, 20, 30 or (if applicable) 50 percent;

(ii)	any change in the ratio (1) of KfW’s (indirect) voting rights in a partnership, corporation, fund or other legal entity in which the Company holds a (direct or indirect) interest and/or in which the Company (direct or indirect) voting rights (hereinafter referred to as an “affiliated company”) to (2) the total voting rights of such affiliated company, which results in KfW’s (indirect) share of the total number of voting rights of the relevant affiliated company reaching, exceeding or (where applicable) falling below a threshold of 10, 20, 30 or (where applicable) 50 percent

(iii)	any change in KfW’s share of the capital of the company, including, but not limited to, any change in the ratio (1) of the shares held by KfW in the capital of the company to the total capital of the company, which results in KfW’s share of the capital of the company reaching, exceeding or (where applicable) falling below a threshold of 10, 20, 30 or (if applicable) 50 percent; and

(iv)	any change in KfW’s (indirect) interest in an affiliated company, including, but not limited to, any change in the ratio (1) of the shares in an affiliated company held (directly or indirectly) by the company to (2) the total capital of that affiliated company, which results in KfW’s (indirect) share of KfW in the capital of the relevant subsidiary reaches, exceeds or (where applicable) falls below a threshold of 10, 20, 30 or (where applicable) 50 percent.

Share contribution agreement

(b)	The information provided by the Company to KfW pursuant to Section 10.1(a) shall contain the following details, insofar as these are available to the Company or could have been obtained by the Company using commercially reasonable efforts:

(i)	the total capital of the Company and each relevant affiliated company (including the total capital of each intermediate affiliated company in the chain of investments, if the Company holds an indirect investment or indirect voting rights in an affiliated company);

(ii)	KfW’s (direct or indirect) share of the capital (amount and percentage, in each case at par value and book value) and/or (where applicable) of the voting rights (percentage) of the company and each relevant affiliated company; in each case after the relevant change;

(iii)	in the case of above item 10.1(a)(ii) and/or (iv), the (direct) share of the Company and (where applicable) each intermediate affiliated company in the capital (amount and percentage, in each case at par value and book value) and/or (where applicable) in the voting rights (percentage) of each relevant (including, but not limited to, any intermediate) affiliated company, in each case after the relevant change,

(iv)	the effective date of the change; and

(v)	the company name, legal form, registered office, business purpose and, where available, the Legal Entity Identifier (LEI) of each relevant (including, but not limited to, any intermediate) affiliated company.

(c)	Any reference to “indirect voting rights,” “(indirect) voting rights,” an “(indirect) share of voting rights,” “(indirect) participation,” “(indirect) share of capital,” or “(indirect) share” includes, but is not limited to, any capital participation and/or holding of voting rights in a legal entity that in turn holds a participation or voting rights (including through one or more intermediate companies) in another legal entity.

(d)	KFW’s indirect share of the capital and/or (where applicable) voting rights of a relevant affiliated company is determined by means of a pro rata calculation (calculated quotas).

Share contribution agreement

10.2.	Regulations on combating money laundering and terrorist financing

(a)	The Company assures KFW that

(i)	as of the date of this Agreement

(1)	the Company has complied with all applicable regulations on combating money laundering and terrorist financing;

(2)	the Company has adequate procedures in place to prevent and combat money laundering and terrorist financing and other criminal offenses (e.g., fraud, corruption, embezzlement, misappropriation, theft) that meet the requirements of the Swiss Federal Act on Combating Money Laundering and Terrorist Financing (SR 955.0), as amended;

(ii)	the Company enters into this Agreement exclusively for its own account;

(iii)	the Company has taken all necessary measures that are appropriate in relation to its business operations and customary in the industry to prevent corruption offenses and other criminal acts under Swiss law from being committed in connection with the execution and performance of this Agreement.

(b)	The Company undertakes to KFW to make commercially reasonable efforts to ensure that

(i)	the Company has complied with all applicable anti-money laundering and counter-terrorist financing regulations and has adequate procedures in place to prevent and combat money laundering, terrorist financing, and other criminal offenses (e.g., fraud, corruption, embezzlement, misappropriation, theft) that meet the requirements of the Swiss Federal Act on Combating Money Laundering and Terrorist Financing (SR 955.0) of Switzerland, as amended.

Share contribution agreement

(ii)	all necessary measures that are appropriate in relation to its business operations and customary in the industry are taken to prevent corruption offenses and other criminal acts under German law from being committed in connection with the implementation and execution of this Agreement,

(c)	The Company undertakes to cooperate with KFW and its representatives, subject to existing legal requirements and restrictions, to the extent necessary and permissible, as soon as it or KFW becomes aware of or has reasonable grounds to suspect (other) criminal offenses/acts, money laundering or terrorist financing, in order to determine whether such relevant circumstances have occurred, insofar as these circumstances affect the contractual relationship between KFW and the Company, affect the actual use of the financed funds, or are otherwise recognizable as significant to KFW.

(d)	The Company undertakes, in particular, to respond to KFW’s requests within a reasonable time and to a reasonable extent, in compliance with existing legal and contractual requirements and restrictions, and to provide KFW, upon request, with all documents and information necessary for KFW to fulfill its legal and regulatory requirements, such as commercial register extracts (for legal entities) or certified, current copies of identification documents (for natural persons) or to name beneficial owners. KFW is subject to the confidentiality obligations set out in Section 12 with regard to documents and information provided in this manner.

10.3.	Liability of the Company

The company’s liability to KfW for damages arising from or in connection with the breach of obligations under this section 10 is in any case limited to the amount corresponding to the number of shares in the company held by KfW at the time of the relevant act or omission multiplied by the issue price.

Share contribution agreement

11.	Assumption of debt and Assumption of contracts

(a)	The Joining SBAG shareholders hereby accede to this Agreement and assume, in proportion to their participation in SBAG, irrevocably and unconditionally, cumulatively, i.e. jointly and severally with SBAG, the obligations of SBAG under this Agreement. This cumulative assumption of debt (co-assumption of debt) constitutes a personal and independent debt obligation of each Joining SBAG shareholder towards the respective entitled Party, and not a guarantee within the meaning of Art. 492 ff. OR. The Joining SBAG shareholders confirm that each of them has been advised regarding this cumulative assumption of debt, is aware of the consequences for him/her of this cumulative assumption of debt (in particular the possibility of enforcement against his/her assets) and agrees to be liable for all obligations of SBAG under this Agreement in proportion to their shareholding in SBAG, as if they themselves were SBAG.

(b)	The Joining SBAG shareholders undertake to inform the company immediately as soon as there is a serious intention to file for, recognize, or otherwise initiate or carry out liquidation or insolvency proceedings at SBAG, or, if this is not possible or permissible earlier, at the latest upon filing, recognition or other initiation or implementation of liquidation or insolvency proceedings at SBAG, and the parties undertake, as far as possible and permissible and subject to obtaining the necessary consents from third parties (in particular from the competent authorities and courts), to make reasonable efforts to transfer SBAG’s party status, with all rights and obligations, to the Joining SBAG shareholders, whereby any compensation consequences in favor of SBAG shall be borne exclusively by the Joining SBAG shareholders. In this regard, each Joining SBAG shareholder (i) shall not be jointly and severally liable for the obligations of the other Joining SBAG shareholders under this agreement, but shall be liable individually and exclusively in proportion to the shares in SBAG held by the respective Joining SBAG shareholder at the time of notarization of this agreement, and (ii) shall be partial creditor of the rights under this agreement and thus independent of the other Joining SBAG shareholders, i.e. they are independently entitled to demand the portion of the performance to which they are entitled (in proportion to the SBAG shares held by the respective Joining SBAG shareholders at the time of notarization of this agreement).

(c)	The Parties hereby agree and consent in advance that any person who is a shareholder of SBAG at the time of notarization of this Agreement and who is not a Joining SBAG shareholder, shall either join this agreement as a Joining SBAG shareholder by the Long stop date at the latest or on the basis of a written declaration of consent from Veraxa by means of a notarized declaration of accession (i.e., exclusively with regard to Section 11) and thereby assumes the rights and obligations of a Joining SBAG shareholder and thus becomes a Joining SBAG shareholder for the purposes of this Agreement and, in particular, this Section 11.

Share contribution agreement

12.	Confidentiality

(a)	The parties shall treat this agreement and its contents, as well as all information received under or in connection with this agreement (the Confidential Information), as strictly confidential and shall not disclose it to third parties. The following information is not considered Confidential Information, information that

(i)	was already demonstrably in the lawful possession of a party upon receipt by that party; or

(ii)	was already publicly available upon receipt; or

(iii)	whose publication was expressly permitted by the disclosing person or company.

(b)	However, the obligation under Section 9 does not apply to

(i)	the disclosure of Confidential Information due to legal or regulatory requirements;

(ii)	the disclosure of this Agreement to a third party who is acting in good faith and is interested in subscribing for or purchasing shares in or financing the Company, in each case based on appropriate confidentiality agreements;

(iii)	the disclosure of Confidential Information for the purpose of safeguarding rights or fulfilling obligations under this Agreement; and

(iv)	the disclosure of Confidential Information by KfW to its related parties, which include in particular the Federal Government and the federal states as shareholders of KfW.

Share contribution agreement

13.	Taxes and costs

13.1.	Taxes

Unless otherwise provided for in this Agreement, each party shall bear the taxes incurred by it in connection with the transactions executed under this Agreement.

13.2.	Costs

Unless otherwise provided for in this agreement, the costs incurred in connection with the drafting and execution of this agreement (including consulting fees) shall be borne by the party incurring the costs.

14.	Miscellaneous

14.1.	Special status of the European Molecular Biology Organization (EMBL)

The Parties are aware that EMBL, one of the partners, is an intergovernmental organization that enjoys a number of privileges and immunities under international law in the context of its official activities. These include, among other things, the inviolability of EMBL premises and archives, immunity from jurisdiction and enforcement, protection from enforcement for EMBL property and assets, and a number of other privileges for both EMBL and EMBL employees.

14.2.	Entire Agreement

This Agreement reflects the entire agreement between the parties with regard to the subject matter of the contract and replaces all previous written or verbal agreements or expressions of intent between the parties in this regard.

14.3.	Amendments and supplements

Amendments or supplements to this Agreement must be made in writing, as must any waiver of the written form requirement.

14.4.	Transferability

(a)	Subject to Section 14.4 (b), the parties undertake not to transfer/assign this agreement or the rights granted to them in this agreement to third parties without the prior written consent of the other parties.

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(b)	KfW may transfer/assign its rights to receive milestone shares in accordance with Section 6 of this agreement to third parties at any time without the consent of the other parties.

14.5.	Prohibition of set-off

Subject to the applicability of any provisions to the contrary in this agreement, no party shall have the right to offset any claim or payment under or in connection with this agreement against a claim of the other party. For clarification: The issue amount Milestone 1, the issue amount Milestone 2, the issue amount Milestone 3, and the issue amount Milestone 4 may only be paid by each investor by offsetting it against the share of Earn-Out Claim 1, Earn-Out Claim 2, earn-out claim 3, and earn-out claim 4, respectively.

14.6.	Notifications

(a)	All notifications under or in connection with this Agreement must be sent in writing and by registered mail or by an internationally recognized courier service (in each case with a copy sent in advance by e-mail) to the following addresses:

In the case of SBAG:	Synimmune Biotech AG
c/o Kranz Treuhand AG
Austrasse 49
9490 Vaduz, Liechtenstein
Email: urs.kranz@kranztreuhand.li

with a copy to:	Xlife Sciences AG
c/o Synimmune Biotech AG
Talacker 35
8001 Zurich,
Switzerland
Email: carl.halem@xlifesciences.ch

In the case of KFW:	KfW
Bonn Branch
Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany
Email: Susanne.Ruebenach@kfw.de and Petra.Roettcher@kfw.de

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In the case of DLD:	David Lukas Deck
25 BD de Belqique, 98000 Monaco,
Monaco

with a copy to:	Xlife Sciences AG
c/o David Lukas Deck
Talacker 35
8001 Zurich
Switzerland
Email: carl.halem@xlifesciences.ch

In the case of GES:	Gilbert Edgar Schöni
Rakia Building Al Hamra, Al-Jazeera Al-Hamra, P.O. Box 86489, Ras al Khaimah,
United Arab Emirates

with a copy to:	Xlife Sciences AG
c/o Gilbert Schöni
Talacker 35
8001 Zurich
Switzerland
Email: carl.halem@xlifesciences.ch

In the case of EMBL-EMTT:	EMBLEM GmbH
Boxbergring 107
69126 Heidelberg
Germany
Email: lamm@embl-em.de

In the case of EMBL:	EMBL Heidelberg
Meyerhofstrasse 1
69117 Heidelberg
Germany
Email: bauer@embl-em.de

In the case of XLIFE:	Xlife Sciences AG
Talacker 35
CH-8001 Zurich
Switzerland
Email: carl.halem@xlifesciences.ch

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In the case of the COMPANY:	Veraxa Biotech AG
Talacker 35
8001 Zurich
Switzerland
Email: antz@veraxa.com

(b)	Changes to these addresses must be communicated to the other Parties in the same manner.

(c)	Any notification pursuant to this provision must be made before the expiry of any period or deadline applicable under this Agreement or under law, and shall only be valid if the Party to whom the notification is addressed receives it before the expiry of such period or deadline.

14.7.	Partial invalidity

If any provision of this Agreement is or becomes invalid or ineffective in whole or in part, this shall not affect the validity of the remainder of this Agreement. Such a provision shall be replaced by the Parties or, if necessary, by a competent (arbitration) court/authority with a valid provision that comes closest to the originally intended purpose. The same shall apply analogously in the event of a gap in the Agreement.

15.	Applicable law and place of jurisdiction

15.1.	Applicable law

This Agreement is governed in all respects by Swiss substantive law, excluding the applicability of the United Nations Convention on Contracts for the International Sale of Goods (Vienna Sales Convention, CISG) and the provisions of private international law.

15.2.	Place of jurisdiction

The courts of the city of Zurich shall have exclusive jurisdiction over all disputes arising from or in connection with this Agreement, including those concerning its valid conclusion, legal validity, amendment or termination.

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Read, approved, and signed, including appendices:

signed M. Tauchmann

signed M. Beier

signed Wendt

signed F. Wendt

(L.S. not.)          signed Gebele, Notary

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APPENDIX A – Joining SBAG SHAREHOLDERS 1

Name/company	Address
Martin F. Dettling	Kempfhofweg 10, 8049 Zurich, Switzerland
Kurt Bernhard-Cove	Schlosserrainstrasse 13, 8707 Uetikon am See, Switzerland
VV Management AG	Tüfrüti 1726, 9533 Kirchberg, Switzerland
Alain Dettling	Alte Landstrasse 12, 8802 Kilchberg, Switzerland
Gerda Sieben-schein	Oberwiesenweg 6, 5436 Würenlos, Switzerland
Xlife Sciences AG	Klausstrasse 19, 8008 Zurich, Switzerland
Dardo Investment Partners GZE	Rakia Building Al Hamra, 86489 Ras Al Khaimah, United Arab Emirates
Akira Holding AG	Dorfstrasse 93, 8126 Zumikon, Switzerland
Gilbert E. Schöni	Rakia Building Al Hamra, 86489 Ras Al Khaimah, United Arab Emirates
David Lukas Deck	25 BD de Belqique, 98000 Monaco, Monaco

[1]

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APPENDIX 1 - Definitions

Defined term	Meaning
Financial statements	has the meaning given in Appendix 7.1(b) Paragraph 2(b).
Shareholder(s)	has the meaning given on the title page of this Agreement.
Appendix	means an appendix to this Agreement.
Issue Amount Investment	has the meaning given in Section 5.1.1.
Issue Amount Milestone 1	has the meaning given in Section 6.2.2(a).
Issue Amount Milestone 2	has the meaning given in Section 6.3.2(a).
Issue amount milestone 3	has the meaning given in section 6.4.2(a).
Issue amount Milestone 4	has the meaning given in section 6.5.2(a).
Issue amounts milestones	means the issue amount milestone 1, the issue amount milestone 2, the issue amount milestone 3, and the issue amount milestone 4.
Issue price	has the meaning given in section 5.1.1.
Issued share(s)	has the meaning given in preamble G of this Agreement.
Base Amount	has the meaning given in Section 5.1.1.
Joining SBAG Shareholders	has the meaning given on the title page of this Agreement.
Exhibit	means an exhibit to an Appendix.
Encumbrances	means any encumbrance, lien, security interest, including security interests arising from options, guarantees, bonds, security agreements, rights of first refusal or priority rights, regardless of whether an encumbrance arises from a contract, agreement, other documents, by operation of law or as a result of a court or administrative ruling, decree or order, and also means any consent or agreement of a third party that is required for the exercise or complete transfer of a right or title.

Share contribution agreement

Defined term	Meaning
Authorizations	has the meaning given in Appendix 7.1(b) paragraph 11.
CHF	means Swiss francs, the legal currency of Switzerland.
Loan	has the meaning given in section 5.2.2(c)(i).
Loan agreement	has the meaning given in Section 5.2.2(c)(i).
DLD	has the meaning given on the title page of this Agreement.
Earn-out claim 1	has the meaning given in Section 6.2.1(b).
Earn-out claim 2	has the meaning given in Section 6.3.1(b).
Earn-out claim 3	has the meaning given in Section 6.4.1(b).
Earn-out claim 4	has the meaning given in Section 6.5.1(b).
Earn-out milestone 1	has the meaning given in Section 6.2.2(a).
Earn-out milestone 2	has the meaning given in Section 6.3.2(a).
Earn-out milestone 3	has the meaning given in section 6.4.2(a).
Earn-out milestone 4	has the meaning given in Section 6.5.2(a).
EMBL	has the meaning given on the title page of this Agreement.
EMBL-EMTT	has the meaning given on the title page of this Agreement.
Fair Disclosure	means disclosure in a manner which, given the information available to the Company at the relevant time, reasonably allowed the Company and/or its advisors to identify the relevant fact, information or circumstance and to assess its impact on the condition, business activities or future prospects of Synimmune. The concept of fair disclosure as defined herein replaces Art. 200 para. 2 of the Swiss Code of Obligations, which is not applicable to this Agreement.
Financial liabilities	has the meaning given in section 5.1.1.
GES	has the meaning given on the title page of this Agreement.
Shares	has the meaning given in preamble A of this Agreement.
Company	has the meaning given on the title page of this Agreement.
Threshold	has the meaning given in section 8.1.5.1(a).
Cap	has the meaning given in Section 8.1.5.2(a).
Intellectual property rights	has the meaning given in section 7.1(b) paragraph 5(a).
Investment	has the meaning given in section 5.1.1.

Share contribution agreement

Defined term	Meaning
Investment shares	has the meaning given in section 5.1.1.
Investment amount	has the meaning given in section 5.1.1.
Investment capital increase	has the meaning given in section 5.2.2(b)(i)(1).
Investor(s)	has the meaning given on the title page of this Agreement.
Capital increase milestone 1	has the meaning given in Section 6.2.4(a)(i).
KfW	has the meaning given on the title page of this Agreement.
Liquidation or insolvency proceedings	means the liquidation, insolvency, bankruptcy, judicial or extrajudicial composition proceedings (including a consensual private debt settlement) or any similar proceedings (including the appointment of a receiver, liquidator or similar official over the company concerned), the filing or recognition of a petition for such proceedings by the company concerned, or the enforcement of foreclosure measures (seizure, foreclosure measures, etc.) against the company concerned or all or substantially all of its assets.
Milestone 1	has the meaning given in section 6.2.1(a).
Milestone 1 shares	has the meaning given in section 6.2.2(a).
Milestone 2	has the meaning given in section 6.3.1(a).
Milestone 2 shares	has the meaning given in section 6.3.2(a).
Milestone 3	has the meaning given in section 6.4.1(a).
Milestone 3 shares	has the meaning given in section 6.4.2(a).
Milestone 4	has the meaning given in section 6.5.1(a).
Milestone 4 shares	has the meaning given in section 6.5.2(a).
Milestone shares	means the Milestone 1 Shares, the Milestone 2 Shares, the Milestone 3 Shares, and the Milestone 4 Shares.
Milestones	means Milestone 1, Milestone 2, Milestone 3, and Milestone 4.
Milestone Capital Increase(s)	means capital increase milestone 1, capital increase milestone 2, capital increase milestone 3, and capital increase milestone 4
Related party	means, in relation to any person or company, a person or company that directly or indirectly controls such person or company through one or more intermediaries, or is controlled by such person or company, as well as any person or company that is considered a related party within the meaning of Art. 678 CO, and in particular all relatives. The term “control” in this context means the direct or indirect power to issue instructions to the management of a company or to influence the conduct of a person or company, whether through the ownership of voting rights, by contract or in any other way.

Share contribution agreement

Defined term	Meaning
CO	means the Swiss Code of Obligations (CO)
Party(ies)	has the meaning given on the title page of this Agreement.
Notice of Breach	has the meaning given in section 8.1.1(a).
Contribution in kind agreement	has the meaning specified in Section 5.1.2.
SBAG	has the meaning given on the title page of this Agreement.
Damage/Damages	as defined in Section 8.1.3.1(a)
SOP beneficiary	has the meaning given in preamble E of this Agreement.
SOP costs	as defined in Section 5.1.1
SOP Agreements	has the meaning given in preamble E of this Agreement.
Long Stop Date	has the meaning given in Section 5.2.1(b).
Taxes	means all tax liabilities, including income and capital taxes, sales and stamp duties, withholding and source taxes, real estate gains tax, transfer tax, income tax (personal or business), wealth tax, withholding taxes, value added tax, and all other taxes and levies payable to a competent tax or social security authority in any jurisdiction, as well as all related interest, penalties, costs, and reasonable expenses.
Synimmune	has the meaning given in preamble A of this Agreement.
Agreement	means this share contribution agreement, including Appendices and Exhibits.
Confidential Information	has the meaning given in Section 12(a).
Virtual share(s)	has the meaning specified in the preamble E of this agreement.
Closing	has the meaning given in Section 5.2.1(a).
Closing Milestone 1	has the meaning given in Section 6.2.3(a).

Share contribution agreement

Defined term	Meaning
Conditions Precedent	has the meaning given in section 4.1.
Closing date	has the meaning given in section 5.2.1(b).
Closing date milestone 1	has the meaning given in section 6.2.3(b).
Closing Memorandum	has the meaning given in section 5.3.
Business day	means any day on which commercial banks in Zurich are open for normal business transactions.
Material contracts	has the meaning given in Appendix 7.1(b) paragraph 3(b).
Active ingredient	has the meaning given in Appendix 7.1(b) paragraph 9.
Knowledge of investors	means (i) the actual knowledge of all members of the management of Synimmune, the board of directors of SBAG, and (ii) the knowledge that each of these persons, as a prudent businessman, should reasonably have had in accordance with their function in the relevant company.
Xlife	has the meaning given on the title page of this Agreement.
Section	means a section of this Agreement.

Share contribution agreement

APPENDIX 7.1(a) - Representations and Warranties of the Investors

Subject to the provisions of this Agreement, each Investor hereby represents and warrants to the Company as follows:

1.	Ownership and Capacity

The investors’ shares represent all existing shares in Synimmune. Upon Closing, each investor will be the sole legal and beneficial owner of the Shares in accordance with the preamble A, which are free of any encumbrances. The shares of each investor have been validly issued, are fully paid up, have not been redeemed in whole or in part, and there are no additional payment obligations. There are no outstanding options, warranties, purchase rights, rights or liabilities or other agreements of any kind regarding the sale, issue or voting rights or the procurement of rights to purchase the shares of each investor. There are no pending or threatened proceedings regarding the rights to the shares of each investor or the right of each investor to sell the shares held by it.

2.	Authorization

Each Investor has the absolute and unrestricted right, power, authority, and capacity, and has obtained all necessary approvals from its governing bodies, to sign this Agreement and to perform its obligations hereunder. There are no restrictions under applicable law and the constituent documents of any of the investors or in any agreement to which an investor is bound that could prevent the investor from entering into this agreement or fulfilling its obligations hereunder. This Agreement creates valid, binding obligations on each Investor, which are enforceable against the Investors in accordance with the relevant provisions.

Share contribution agreement

APPENDIX 7.1(b) - Representations and Warranties of the Main Investor

Subject to the provisions of this Agreement, the Main Investor hereby represents and warrants to the Company as follows:

1.	Status of Synimmune

(a)	Synimmune is a company duly incorporated and existing under German law. It was, is, and will be, upon closing, entitled under the corporate law regulations applicable to it to conduct its business operations as it has been conducted in the past and as it is currently being conducted and will be conducted on the Closing Date.

(b)	Upon Closing, Synimmune is neither over-indebted nor insolvent, and as of the date of this Agreement and upon Closing, no voluntary or involuntary liquidation, insolvency, bankruptcy, estate, or similar proceedings have been filed or opened, or the opening of such proceedings has been rejected due to lack of assets, and there are no circumstances that would justify the opening of such proceedings or an (insolvency challenge) of this agreement.

(c)	Synimmune does not hold any interests in other companies and has not entered into any obligations to acquire or dispose of such interests. Synimmune is not a creditor of bonds and does not hold any shares or other securities.

(d)	Synimmune is not a party to a corporate agreement within the meaning of §§ 291 et seq. of the German Stock Corporation Act (AktG) or a silent partnership agreement, and it is not obliged to enter into such an agreement or to participate in a cash pool or similar system.

(e)	All facts to be entered in the commercial register and transparency register and all documents to be submitted to the commercial register by Synimmune have been reported or submitted and entered in full and accurately. All notification and disclosure obligations, in particular those under Sections 16 and 40 of the German Limited Liability Companies Act (GmbHG), have been duly fulfilled.

2.	Financial statements and subsequent events

(a)	Exhibit 2(a) contains Synimmune’s audited statutory financial statements as of December 31, 2020, and December 31, 2021, as well as Synimmune’s approved but unaudited statutory financial statements as of December 31, 2022 (the Financial Statements). Subject to the exceptions noted in the audit reports (if any), the financial statements have been prepared in accordance with the applicable accounting standards and consistently with previous years (continuity of accounting and valuation).

Share contribution agreement

(b)	The Financial Statements give a true and fair view of the financial position of Synimmune as of the balance sheet date, both as a whole and in its individual items. With the exception of the liabilities reported in the Financial Statements (including current liabilities) and the liabilities incurred in the ordinary course of business since January 1, 2023, Synimmune has no liabilities.

(c)	Synimmune has equity capital within the meaning of Sections 266 (3) (A) and 272 of the German Commercial Code (HGB) at least in the amount of its statutory share capital.

(d)	The Financial Statements are essentially consistent with the books and supporting documents. All books, accounting records, and other documents, as well as all related supporting documents, which must be maintained and retained by Synimmune in accordance with the law, have been maintained and retained in accordance with the law and are located—either as property or otherwise - in the business premises of Synimmune or otherwise in its possession, Synimmune has unrestricted access to them at all times, and all this information is adequately secured against unauthorized access, alteration, or deletion in accordance with industry standards.

(e)	From January 1, 2023, to the date of this Agreement, Synimmune has continued its business activities in the ordinary course of business and in accordance with previous practice, and in particular has not taken any of the actions described in Section 3.2.3.

3.	Material contracts

(a)	Synimmune is not a party to any contracts, agreements, arrangements, or obligations that are outside the ordinary course of Synimmune’s business or that were not entered into at arm’s length.

(b)	All contracts, agreements, arrangements, or obligations in which the company is involved and which are material to its business activities or active ingredient are listed in Exhibit 3(b) (the Material Contracts), including, but not limited to, those that:

(i)	contain agreements that prohibit or restrict Synimmune from engaging in material business lines that are part of Synimmune’s current business operations or contain an exclusivity clause;

(ii)	Contain agreements for the lease of business or other premises;

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(iii)	contain agreements or a series of agreements that oblige Synimmune to make payments in excess of CHF 100,000.00 or that otherwise have a contractual value in excess of CHF 100,000.00;

(iv)	Contain clauses that would have negative consequences for Synimmune in the event of a change in control of Synimmune (such as an extraordinary termination right for the counterparty);

(v)	contain agreements with an Investor Related Parties or its Related Parties;

(vi)	which contain agreements under which Synimmune has acquired investment assets of more than CHF 100,000.00 since January 1, 2023;

(vii)	cannot be terminated with 12 (twelve) months’ notice without giving rise to a payment obligation exceeding CHF 100,000.00;

(viii)	relate to intellectual property rights, including licenses, rights of use, and other rights to intellectual property rights, including those relating to the Active Ingredient; and

(ix)	are necessary for the further development and approval of the Active Ingredient or the business operations of Synimmune as currently conducted.

(c)	To the best knowledge of investors, the Material Agreements are valid and the resulting claims are enforceable, (ii) Synimmune has fulfilled all due obligations arising from them, and (iii) no notices of termination have been received or given. The counterparties have fulfilled all material obligations arising from the material contracts, and there are no reasons for early termination.

4.	Information and material

(a)	All material descriptions, protocols, data, documents, files, tables, sketches, plans, emails, and other information

(i)	within the scope of Synimmune’s research and development activities relating to the active ingredient, studies conducted in connection therewith, GMP (Good Manufacturing Practice) or non-GMP manufacturing of active ingredients, tests, and preclinical and clinical trials, or due to Synimmune’s other business and research activities to date (collectively, the “Research Activities”), have been or will be used, utilized, or applied, and are being used, utilized, or applied by on the basis of Synimmune’s ownership or other valid license or right of use; and

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(ii)	arise or have arisen from or in connection with the research activities, regardless of their form, have been and are being recorded, documented, and otherwise secured in accordance with applicable laws, regulations, and professional rules.

All such information, to the extent material, is located, by virtue of ownership or otherwise, on Synimmune’s business premises or otherwise in its possession, Synimmune has unrestricted access to it at all times, and all such information, to the extent material, and all personal data, is adequately secured against unauthorized access, alteration, or deletion in accordance with industry standards.

(b)	All biological cell and other material (whether GMP or non-GMP material) that has been or will be used in the course of research activities, or that has resulted or will result from such activities, including, but not limited to hybridoma cell lines and antibodies, the master cell bank, the reference cell bank, other reference material, and the material listed in Exhibit 4(b) has been produced in accordance with applicable laws, regulations, codes of practice, and all applicable GMP guidelines (insofar as it was produced by Synimmune). The material listed in Exhibit 4(b) has been and is stored and preserved in accordance with applicable laws, regulations, codes of practice, and all applicable GMP guidelines lege artis, is in a condition suitable for its intended use, is located—due to ownership or otherwise - in the business premises of Synimmune or otherwise in its possession, Synimmune has unrestricted access to it at all times, and the material is adequately secured in accordance with industry standards against unauthorized access or alteration and against destruction or damage.

5.	Intellectual property rights

(a)	All patents, trademarks, designs, trade names, domain names, and other registered intellectual property rights registered or applied for in the name of Synimmune are listed in Exhibit 5(a) (the intellectual property rights). None of these intellectual property rights are subject to any encumbrances. No claims have been asserted or announced in writing that question the use, validity, existence, or enforceability of the intellectual property rights. All registration fees for the registered intellectual property rights have been paid, and all other actions necessary to maintain the intellectual property rights have been taken.

Share contribution agreement

(b)	Synimmune is the legal and economic owner of the intellectual property rights and is the owner of or has appropriate licenses for the use of all other intellectual property rights (including all applications for the protection thereof or all rights arising from corresponding protection applications) which are necessary for the further development and approval of the active ingredient or Synimmune’s research activities as currently conducted.

(c)	Ownership of the results of the research activities, including but not limited to all clinical and preclinical studies relating to the active ingredient, has been secured as far as possible and relevant, in accordance with industry standards, and in particular, all essential patents, trademarks, designs, and other intellectual property rights, insofar as they are registrable rights, have been entered in the relevant registers.

(d)	To the best of the sellers’ knowledge, no intellectual property rights of third parties are infringed. To the best of the sellers’ knowledge, Synimmune does not infringe any intellectual property rights of third parties, and no such infringement has been reported.

6.	Employees

(a)	With the exception of the employees whose employment contracts are contained in Exhibit 6(a), Synimmune has no employees and is not a party to any employment contracts or employment relationships. Synimmune has no obligations under labor law that do not arise from the employment contracts contained in Exhibit 6(a). All obligations of Synimmune arising from or in connection with the employment contracts in Exhibit 6(a) end with and in accordance with the termination agreements pursuant to Section 3.3(b).

(b)	Synimmune is not bound by any collective bargaining agreements or other agreements with trade unions or similar organizations, and there are no declarations of general applicability of collective bargaining agreements that affect Synimmune. There are no works agreements or company practices. Synimmune does not have a works council.

(c)	All persons who must be registered as employees with social security authorities and pension funds in accordance with the relevant applicable regulations are registered accordingly.

(d)	There has been no short-time working at Synimmune in the last five years or at present.

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7.	Social security and pension

(a)	All material agreements or arrangements for the payment of pensions, allowances, lump sums, or other similar benefits in the event of retirement, death, illness, or disability in favor of any current or former directors, members of management, or employees of Synimmune or their family members (the Benefit Plans) have been established in accordance with applicable laws and regulations. Synimmune does not maintain any non-mandatory executive pension plans.

(b)	All deductions for social security and Benefit Plans from employee salaries for Synimmune employees have been made, and all such deductions due and payable, as well as all premiums due up to the date of this Agreement, have been paid.

8.	Taxes

(a)	All tax returns required to be filed by Synimmune prior to closing have been filed within the relevant deadlines. All such tax returns have been prepared in the manner required by applicable law and are complete, true, and accurate in all material respects. All taxes relating to a tax period ending on or before December 31, 2022, have been paid or reflected as provisions in the financial statements. Since January 1, 2023, taxes have been incurred in the ordinary course of business. No external tax audits or tax audits are pending or announced.

(b)	Synimmune has all the legally required documents that essentially meet the legal requirements in terms of form and content in connection with the tax returns, registrations, and statements that have already been submitted, as well as for those tax returns, registrations, and statements that are still to be submitted, insofar as they relate to assessment periods (in whole or in part) prior to December 31, 2023.

(c)	Synimmune has not provided any monetary benefits or hidden profit distributions to investors or Related Parties of investors that would trigger taxes or lead to profit offsetting.

(d)	Synimmune has no permanent establishment or permanent representatives outside Germany, nor will it have any until the Closing.

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9.	Clinical and preclinical studies

The studies conducted by or on behalf of Synimmune, GMP or non-GMP manufacturing of active ingredients, tests, and preclinical and clinical trials on the anti-FLT3 antibody FLYSYN (collectively referred to as the Active Ingredient) were conducted in all material respects in accordance with recognized professional and scientific standards in the jurisdiction in which these studies, tests, or trials are or were conducted, which apply to studies, tests, and/or trials for products or product candidates comparable to those developed by Synimmune, as well as with all applicable laws and regulations. The descriptions, protocols, data, and other results of the studies, tests, and trials that have been and are being conducted are accurate and complete in all material respects. Synimmune has not received any communications or correspondence from the FDA or any foreign, federal, state, or local authority or government agency exercising comparable authority, or from any institutional review board or comparable authority, requiring the termination, suspension, or material modification of any studies, tests, or preclinical or clinical trials being conducted by or on behalf of Synimmune.

10.	Compliance with legal provisions

(a)	Synimmune and (with regard to Synimmune matters) its employees comply and have complied with all applicable legal provisions and all recognized professional and scientific standards in all material respects.

(b)	There are no agreements with Related Parties or third parties through which Synimmune or its employees have obtained or obtained any improper advantages. There are no proceedings pending in which authorities could enforce compliance with applicable regulations or punish violations thereof, nor are any such proceedings threatened.

11.	Authorizations

(a)	Synimmune and its employees have held and continue to hold all necessary approvals, permits, licenses, registrations, certificates, orders, and authorizations (the Authorizations) from the competent domestic or foreign regulatory and other authorities that were or are required for the development of the active ingredient or business activities to date, including all essential Authorizations required by the FDA or other domestic or foreign authorities or institutions involved in the regulation of drugs or biologically hazardous materials. These essential Authorizations were fully complied with during the relevant periods.

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(b)	Neither Synimmune nor any of its officers, employees, or professional advisors has been convicted of a crime or engaged in conduct that has resulted in the past in (a) disqualification or exclusion by the FDA pursuant to 21 U.S.C. Sections 335(a) or (b) or a similar law, rule, or regulation of another governmental agency, or (B) disqualification or exclusion under 42 U.S.C. Section 1320a-7 or a similar law, rule, or regulation of a governmental agency.

12.	Legal disputes

There have been and are no lawsuits, proceedings, criminal, tax (excluding normal regular or periodic tax assessment procedures or audits), administrative or other proceedings or investigations before a (arbitration) court or authority in connection with Synimmune or in connection with the Active Ingredient or the business activities of Synimmune, its organs or employees.

13.	Brokerage fees

Synimmune has not employed any advisors, brokers, or other intermediaries in connection with the transactions agreed herein to whom it would owe an intermediary fee or similar remuneration.

14.	Information

All material information that investors in good faith would have to assume could reasonably be important for a business-savvy company (comparable to the company) in deciding whether to enter into the agreement on the agreed terms has been disclosed.

Share contribution agreement

APPENDIX 7.2 - Representations and warranties Shareholders

Subject to the provisions of this agreement, the shareholders hereby represent and warrant to the investors as follows:

1.	Shares of the Company

(a)	Upon Closing, and subject to the investment capital increase being entered in the commercial register, the share capital of the Company shall consist as set out in Appendix 5.4, and there shall be no shares, securities, or rights to securities in the Company other than the shares of the Company set out in Appendix 5.4.

(b)	At the time of Closing, and subject to the investment capital increase being entered in the commercial register, all issued shares and investment shares are validly issued, fully paid up, and the share capital has not been reduced or otherwise repaid to the shareholders.

2.	Authority

The shareholders have the absolute and unrestricted right, power, authority, and (insofar as they are legal entities) have obtained all necessary approvals from their governing bodies to sign this agreement and to fulfill their obligations under this agreement. There are no restrictions under applicable law and the constituent documents of any of the investors or in any agreement binding on a shareholder that could prevent the shareholder from entering into this agreement or fulfilling its obligations thereunder. This agreement creates valid, binding obligations on each shareholder, which are enforceable against the shareholders in accordance with the relevant provisions.